EXHIBIT 10.13
HealthStream, Inc. (the “Company”)
Summary of Director and Executive Officer Compensation
I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees	2009
Board meeting fee	$1,000
Committee chair meeting fee	$1,000
Committee member meeting fee	$500
     In addition to the cash compensation set forth above, each non-employee director receives a nondiscretionary annual grant of a non-qualified option for the purchase of 6,000 shares of the Company’s common stock. The option is granted in connection with our Annual Meeting of Shareholders, vests over a one year period, and has an exercise price equal to the fair market value of the stock on the grant date.
II. Executive Officer Compensation. The following table sets forth the current base salaries and the fiscal 2008 performance bonuses provided to the individuals who the Company expects to be its Named Executive Officers for 2008.

Executive Officer	Current Salary	Fiscal 2008 Bonus Amount
Robert A. Frist, Jr.	$210,000	$-0-
Arthur E. Newman	$210,000	$-0-
J. Edward Pearson	$215,000	$-0-
Kevin P. O’Hara	$200,000	$-0-
Gerard M. Hayden, Jr.	$205,000	$-0-
Jeffrey S. Doster	$205,000	$-0-
     The Named Executive Officers also participate in the Company’s 2009 Incremental Net Income Incentive Plan and will continue to be eligible to receive long-term incentive awards pursuant to the Company’s shareholder approved equity incentive plans. The material terms of the 2009 Incremental Net Income Incentive Plan include tiered bonuses as a percentage of base salary ranging from a minimum payout of 2.6 percent for exceeding the Company’s budgeted net income for 2009, with incremental payouts for net income performance above the minimum level, and a maximum payout of 35 percent for net income performance significantly higher than the minimum payout level.
III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in our proxy statement for the 2009 Annual Meeting of Shareholders that we will file with the Securities and Exchange Commission within 120 days of the end of the fiscal year to which this report relates.